EXHIBIT 5.1

September 8, 2003

(213) 229-7000

C 03611-00037

(213) 229-7520

K2 Inc.

2051 Palomar Airport Road

Carlsbad, CA 92009

Re:    K2 Inc.

Ladies and Gentlemen:

We have acted as counsel to K2 Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the selling holders of up to $75,000,000 aggregate principal amount of the Company’s 5% Convertible Senior Notes Due 2010 (the “Notes”) and the shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”), that may be issued upon the surrender and conversion of the Notes (the “Shares”). The Notes and the Shares are being registered pursuant to the Registration Rights Agreement among the Company, Goldman, Sachs & Co., Banc One Capital Markets, Inc. and J.P. Morgan Securities, Inc. filed as Exhibit 4.4 to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that:

1. The Notes have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the discretion of the courts in granting equitable remedies.

2. The Shares initially issuable upon the surrender and conversion of the Notes have been duly authorized and reserved for issuance upon such conversion in accordance with the terms of the indenture and, when issued upon such conversion, will be validly issued, fully paid and nonassessable.

The Company is organized under the laws of the State of Delaware. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the General Corporation Law of the State of Delaware (the “DGCL”) as presently in effect and have made such inquiries as we consider necessary for the purpose of rendering this opinion with respect to a Delaware corporation. Subject to the foregoing, this opinion is limited to the laws of the State of New York and the DGCL in each case as enacted and presently in effect. We express no opinion with respect to the laws of any other jurisdiction or the laws of the State of Delaware, other than the DGCL as enacted and presently in effect. We assume no obligation to revise or supplement this opinion should the laws of the State of New York or the DGCL in each case as enacted and presently in effect be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

Gibson, Dunn & Crutcher LLP

BDK/CRM/JAL/WLW

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